Exhibit 10.2

AGREEMENT FOR PRODUCT PURCHASES

THIS AGREEMENT for Product Purchases (this “Agreement”), executed as of this 1st day of December, 2006, is made by and between MWI Veterinary Supply Co., located at 651 S. Stratford Dr., Suite 100, Meridian, ID 83642 (“MWI”) and Medical Management International, Inc., dba Banfield, The Pet Hospital®, located 8000 NE Tillamook Street, Portland, OR 97213 (“Banfield”).  The parties agree to the following:

1.                                      Product Pricing.

MWI will invoice products to Banfield at prices equal to MWI’s ** or **, whichever is lower.  MWI’s ** is the ** for each particular product based on all of the ** for each particular product and the related ** of each ** from the **.  As an example, for Product A if MWI has **, and MWI ** units ** $**, ** units ** $** and **, then MWI’s ** would equal **.

2.                                      Special Inventory Provision.

In the event that Banfield should stop purchasing or convert away from any inventory items that are Banfield branded or that are otherwise unique to Banfield, Banfield agrees to purchase or cause the respective manufacturer to restock MWI’s remaining inventory of these products with no penalty to MWI.  MWI will provide to Banfield each ** a report listing all items that are stocked exclusively for Banfield, including on-hand quantities. MWI will not hold Banfield responsible for items stocked that are also sold to MWI’s core customers in sufficient quantities such that the excess inventory could be sold by MWI within **.

3.                                      Freight.

On all sales, title and risk of loss will pass upon delivery of the goods to the Banfield hospital or other destination.  MWI will make arrangements for transportation of all goods to the ordering hospital by carriers approved by Banfield.  ** will pay the carriers.  All goods will be shipped by next-day ground transportation if available from an MWI warehouse.  If next-day ground transportation is not available, MWI will utilize such alternative as is approved by Banfield.  MWI will charge Banfield freight expense ** for merchandise shipped by MWI.  The **, will be equal to the **.  Actual freight costs will include ** (based on the maintenance of at least ** by MWI); and will reflect the ** by MWI; provided, however, that ** will be included to the extent they result from ** by a mode of transportation or carrier other than those specified above without the approval of Banfield.  Banfield and MWI will develop a plan to limit shipments from MWI secondary warehouses to the greatest extent possible in order to reduce the related freight expense.  MWI will maintain complete records of all freight costs and will make such records available for audit by Banfield at any time upon no less than 72 hours prior written notice from Banfield.  MWI and Banfield will regularly review freight companies, contracts, delivery methods and processes in an effort to reduce delivery costs to Banfield.

4.                                      Payment Terms.

MWI will extend payment terms to Banfield of net ** from invoice date.  When using the consolidated invoice download, the invoice date will be considered to be the date of the consolidated invoice weekly report.  Banfield may prepay for purchases by issuing a payment to MWI for approximately ** days of purchases.  **.  **.   Banfield and MWI will review and true up Banfield’s account once each month by an additional payment from Banfield if the prepayment was less than the actual invoice total and by a refund to Banfield if the prepayment exceeded the actual invoice total.  Banfield also agrees to make all payments via electronic funds transfer.

5.                                      Provisions Regarding Delivery.

Unless otherwise requested by Banfield, all orders other than opening orders and resets will be delivered directly to the ordering hospital.  ** hospital orders will be transmitted to MWI on ** ** and deliveries will be made on **, if next day ground transportation is available, otherwise on **.  MWI will send to Banfield each ** a report listing hospitals that did not submit ** orders on schedule.  In order to ensure that orders are properly received by the hospitals (e.g. that goods requiring refrigeration are promptly placed into a refrigerator), MWI will be responsible for seeing that all orders (other than the opening order) are delivered when the hospital is open and a hospital team member is available to receive the order, provided that MWI is given the current operating hours for all such hospitals on a current basis.  In order to permit Banfield to schedule the activities of its opening team, MWI will be responsible for seeing that opening orders are delivered on or before the date specified by Banfield, provided such date is specified no less than ** business days in advance.

MWI will use its reasonable best efforts to ship products with no less than ** remaining before the expiration or “out-of-code” date on any product, and will not in any case ship products with less than ** dating on any “new-hospital opening” order.

MWI will, within **business days of each month-end, provide to Banfield the **.

6.                                      **.

**.

7.                                      Term.

This Agreement shall be effective December 1, 2006 through November 30, 2009 (the “Initial Term”).  During the final 90 days of the Initial Term, MWI and Banfield will analyze the fiscal results of the prior three years and agree upon any revisions to the pricing or other aspects of this Agreement (the “Review Period”).  During this time, Banfield and MWI will discuss and assess options to reduce costs to Banfield.  If the parties reach agreement in writing upon any adjustment to pricing or other provisions of this Agreement during the Review Period, then the term of this Agreement will continue for an additional 12 months from the end of the Initial Term.  If, before or during the first 30 days of the Review Period either party communicates a concern or required revision in writing and a resolution is not achieved to the mutual satisfaction of both parties during the Review Period, this Agreement shall terminate at the end of the Initial Term.  If no such communications are set forth in writing, before or during the first 30 days of the Review Period, this Agreement will automatically renew for an additional 12 months from the end of the Initial Term.  This process will continue year after year, unless MWI and Banfield cannot reach agreement during any Review Period.

8.                                      Termination.

Notwithstanding anything in Section 7 hereof, either party may terminate this Agreement at any time, whether during or after the Initial Term, with or without cause, provided that Banfield will give MWI at least one hundred fifty (150) days prior written notice if Banfield elects to terminate and MWI will give Banfield at least one hundred fifty (150) days prior written notice if MWI elects to terminate.  Upon termination of this Agreement, any and all rights and obligations of the parties under this Agreement will terminate, provided that all rights, obligations or liabilities accrued hereunder prior to termination, and all rights or obligations which by their nature or express duration extend beyond the termination of this Agreement, will survive termination and continue in effect indefinitely or for that express duration.

9.                                      Disclaimer and Limitation of Warranties and Remedies.

9.1                               Limited Warranty.  There are no warranties that extend beyond the description on the face of this limited warranty.  MWI makes no warranties either express or implied regarding title, quality or conformity of the products, including without limitation no implied warranty of merchantability, no implied warranty of fitness for a particular purpose, and no implied warranty arising from any course of dealing, usage of trade or advertising, except the following express warranties with respect to all goods sold by MWI and paid for by Banfield:  (1) the title conveyed is good, and its transfer rightful, (2) the products shall be delivered free of any security interest, lien or encumbrance, (3) the products delivered will conform to the description, grade and condition of the products invoiced, and (4) all products will be free and clear of any defects arising from the failure of MWI to properly handle and store such products or from any other cause while such products are in MWI’s possession or control or in the possession or control of any carrier transporting the goods from MWI to Banfield.

9.2                               Remedies.  Banfield’s exclusive remedy for breach of warranty is to return the products (at MWI’s expense) for refund of the purchase price, or repair or replacement of the nonconforming products.  MWI has the exclusive right to select the remedy.  Neither party shall have any liability to the other for incidental, consequential, exemplary, or punitive damages.

9.3                               Manufacturer’s Warranty.  The manufacturer of the products may provide its own warranty.  All such warranties will be passed on to Banfield to the fullest extent allowed.  MWI does not represent or warrant the existence or scope of manufacturer’s warranty.

10.                               Confidential Information.

Except for any disclosure required by law, each party agrees to retain all confidential information received from the other party in confidence, not to disclose any such information to any other person, and not to use any such information for its own benefit, to the other party’s detriment or for any purpose other than in furtherance of this Agreement.  All information which either party and any of its agents receives at any time from the other party or any of its agents shall be deemed confidential and subject to the provisions of this Section 10, whether the information shall be received orally, in writing, visually, by inspection of documents, products or processes, by electronic transmission, or in any other form or manner, excepting only information which the recipient establishes was generally available to the public at the time of disclosure or subsequently became generally available to the public other than as a result, directly or indirectly, of disclosure by the recipient or its agents.  Information shall be confidential and shall be subject to this Section 10 whether or not it is marked or designated “confidential” at the time of disclosure.  Notwithstanding the provisions above, the recipient may disclose confidential information to its agents only to the limited extent necessary to carry out this Agreement and maintain the business relationship.  The recipient shall be fully responsible for any use or disclosure of confidential information by any of its agents in violation of this Section 10.

11.                               Return Goods Policy.

As a channel of distribution, MWI generally follows the Return Goods Policy of each manufacturer whose goods MWI distributes.  If products are ordered in error by a Banfield Hospital, they may be returned, if in saleable condition, without penalty.  In most instances, such product can be returned via commercial carrier with the freight cost paid by Banfield.  If products are shipped in error by MWI, they may be returned without penalty, MWI will pay the freight costs.

12.                               Force Majeure.

In the event MWI shall be unable or fail at any time to supply, or Banfield shall be unable or fail at any time to take and purchase, any product to be sold and purchased hereunder in consequence of fire, explosion, accident, earthquake, flood, drought, embargo, war (whether or not declared), riot, terrorist attack, governmental act, delay or failure of carriers, Acts of God, or any other contingency or delay or failure or cause beyond the control of the party affected, excluding economic conditions affecting either party, MWI shall not be liable to Banfield for failure to supply the product, nor shall Banfield be liable to MWI for failure to take or purchase the product, during the period of such disability or failure.

13.                               Notices.

Any notice or demand given by either party to the other shall be in writing and shall be sent by courier, certified mail, postage prepaid, return receipt requested, or fax, addressed as follows:

If to MWI:	651 S. Stratford Drive, Suite 100	If to Banfield:	8000 NE Tillamook Street
	Meridian, ID 83642		Portland, OR 97213
	Attn: Director, Banfield Accounts		Attn: Senior Director of Purchasing
	Fax: 208-955-8999		Fax: 503-922-6147

With a copy to:	651 S. Stratford Drive	With a copy to:	Banfield, The Pet Hospital
	Suite 100		8000 NE Tillamook Street
	Meridian, ID 83642		Portland, OR 97213
	Attn: President		Attn: Legal Counsel
	Fax: 208-955-8999		Fax: 503-922-6112

Notice sent by courier shall be deemed effective upon delivery.  Notice sent by certified mail shall be deemed effective on the third business day after its deposit in the U.S. mail.  Notice sent by fax shall be deemed effective upon machine confirmation of receipt.  Either party may by written notice change its address for purposes of this Agreement.

14.                               Entire Agreement and Modifications.

This Agreement constitutes the entire agreement and understanding of the parties and supersedes any prior agreements and understandings between the parties with respect to the specific subject matter hereof.  This Agreement cannot be modified except in writing signed by both parties.  Furthermore, MWI and Banfield agree that the waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any subsequent breach of the same or any other term or condition.

15.                               Governing Law.

This Agreement shall be governed by, interpreted, construed, and the respective rights of the parties hereto determined and all claims and disputes, whether in tort, contract or otherwise, resolved according to the laws of the State of Oregon notwithstanding any conflict of law principles to the contrary.  Any proceeding initiated by MWI arising out of or in connection with this Agreement will be determined solely by a state or federal court in Multnomah County, Oregon, and any proceeding initiated by Banfield arising out of or in connection with this Agreement will be determined fully by a state or federal court located in Ada County, Idaho, and the parties consent to the jurisdiction of those courts.

16.                               Successors and Assignment.

All of the terms and provisions of this Agreement will be binding on and inure to the benefit of the parties and their respective successors and assigns.  Neither party may assign, delegate nor transfer to third parties its rights or obligations hereunder without the prior written consent of the other party.

17.                               Counterpart Signatures.

This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

18.                               Insurance.

MWI will at all times maintain insurance in an amount equal to at least the replacement cost of all Banfield property held directly or indirectly by MWI.  MWI will provide Banfield with a certificate of insurance naming Banfield as an additional insured with respect to such coverage.  Specifically, the certificate should reference “Property of Others” with the limits and deductibles stated.

In witness whereof, the parties have executed this Agreement as of the date first written above.

MEDICAL MANAGEMENT		MWI VETERINARY SUPPLY CO.
INTERNATIONAL, INC.

By	/s/ John Payne	By	/s/ Jim Cleary
	John Payne		Jim Cleary
	Sr. Vice President		President & CEO
Practice Development

By	/s/ Bob Rusunen	By	/s/ Jim Ross
	Bob Rusunen		Jim Ross
	Sr. Director of Purchasing		Director
Business Development, Banfield